Schedule A
Dated April 29, 2022
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Balanced Fund I	0.79%	April 29, 2023
Touchstone Balanced Fund SC	0.79%	April 29, 2023
Touchstone Bond Fund I	0.67%	April 29, 2023
Touchstone Bond Fund SC	0.97%	April 29, 2023
Touchstone Common Stock Fund I	0.73%	April 29, 2023
Touchstone Common Stock Fund SC	1.06%	April 29, 2023
Touchstone Small Company Fund	0.76%	April 29, 2023

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
E. Blake Moore Jr.
President and Chief Executive Officer

By:
/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Controller and Treasurer

Signature Page – Schedule A to Expense Limitation Agreement